SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 9/30/2005
FILE NUMBER 811-7890
SERIES NO.: 4


72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                     $   5,224
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B                     $   1,172
              Class C                     $   1,122

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                     $000.2469
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                     $000.2145
              Class C                     $000.2145

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        25,845
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                         5,508
              Class C                         6,355

74V.     1.   Net asset value per share (to nearest cent)
              Class A                     $    8.94
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                     $    8.95
              Class C                     $    8.94